As filed with the Securities and Exchange Commission on April 14, 2015

Registration No. 333-199625

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enviva Partners, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2400	46-4097730
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7200 Wisconsin Ave, Suite 1000

Bethesda, MD 20814

(301) 657-5560

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William H. Schmidt, Jr.

7200 Wisconsin Ave, Suite 1000

Bethesda, MD 20814

(301) 657-5560

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-2222 Fax: (713) 758-2346	Sean T. Wheeler Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400 Fax: (713) 546-5401

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 of Enviva Partners, LP is being filed solely to amend Items 15 and 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 4 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 4 does not include a copy of the preliminary prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the New York Stock Exchange listing fee the amounts set forth below are estimates.

SEC registration fee	$11,620
FINRA filing fee	15,500
Printing expenses	*
Fees and expenses of legal counsel	2,500,000
Accounting fees and expenses	*
Transfer agent and registrar fees	4,500
New York Stock Exchange listing fee	125,000
Miscellaneous	*

Total	*

*	To be completed by amendment

ITEM 14.	INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of Enviva Holdings, LP and our general partner, their officers and directors, and any person who controls Enviva Holdings, LP and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On November 12, 2013, in connection with the formation of Enviva Partners, LP, we issued (i) the non-economic general partner interest in us to Enviva Partners GP, LLC and (ii) the 100.0% limited partner interest in us to Enviva Holdings, LP for $1,000.00. The issuance was exempt from registration under Section 4(2) of the Securities Act.

Pursuant to a Contribution Agreement by and among Enviva Holdings, LP, Enviva MLP Holdco, LLC, Enviva, LP, Enviva Cottondale Acquistion I, LLC and Enviva Partners, LP dated April 9, 2015, we issued a 24.58% limited partner interest to Enviva Cottondale Acquisition I in exchange for the transfer of Enviva Cottondale Acquisition I’s interest in Enviva Cottondale Acquisition II to us. The issuance was exempt from registration under 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.	EXHIBITS.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Index to Exhibits is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions registrant or its subsidiaries, and of fees, commissions, compensation and other benefits paid, or accrued to registrant or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on April 14, 2015.

Enviva Partners, LP
By: Enviva Partners GP, LLC, its general partner

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

* John K. Keppler	Chairman and Chief Executive Officer (Principal Executive Officer)	April 14, 2015

* Stephen F. Reeves	Chief Financial Officer (Principal Financial Officer)	April 14, 2015

* James P. Geraghty	Vice President and Controller (Principal Accounting Officer)	April 14, 2015

* Michael B. Hoffman	Director	April 14, 2015

* Ralph C. Alexander	Director	April 14, 2015

* Carl L. Williams	Director	April 14, 2015

* Robin J. A. Duggan	Director	April 14, 2015

*By:	/s/ William H. Schmidt, Jr.
William H. Schmidt, Jr. Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number		Description

1.1***	—	Form of Underwriting Agreement

3.1***	—	Certificate of Limited Partnership of Enviva Partners, LP

3.2***	—	Form of First Amended and Restated Limited Partnership Agreement of Enviva Partners, LP (included as Appendix A in the prospectus included in this Registration Statement)

5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1*	—	Initial Contribution Agreement

10.1.1*	—	Form of IPO Contribution Agreement

10.2***	—	Form of Purchase Rights Agreement

10.3***	—	Form of Enviva Partners, LP Long-Term Incentive Plan

10.4***	—	Credit and Guaranty Agreement, dated as of November 9, 2012, among Enviva MLP Holdco LLC, Enviva GP, LLC, Enviva, LP as Borrower, certain subsidiaries of Enviva, LP as Guarantors, the Lenders party thereto, the LC Facility Issuing Banks party thereto, Barclays Bank PLC, as collateral agent, and Barclays Bank PLC, as administrative agent

10.4.1***	—	First Amendment to Credit Agreement, dated as of April 9, 2014, by and among Enviva, LP, Enviva GP, LLC, Enviva MLP Holdco, LLC, certain Subsidiary Guarantors, Barclays Bank PLC, as administrative agent, and the Lenders and LC Facility Issuing Banks party thereto

10.5***	—	Form of Registration Rights Agreement

10.6***	—	Management Services Agreement, made and entered into as of November 9, 2012, between Enviva Holdings, LP and Enviva, LP

10.7***	—	Letter Agreement between Enviva Holdings, LP and Enviva, LP, dated March 7, 2014

10.8***	—	Employment Agreement between John K. Keppler and Enviva Holdings, LP, dated June 28, 2014

10.9***	—	Employment Agreement between Stephen F. Reeves and Enviva Holdings, LP, dated June 28, 2014

10.10	—	[Reserved]

10.11***	—	Employment Agreement between William H. Schmidt, Jr. and Enviva Holdings, LP, dated June 28, 2014

10.12*	—	Management Services Agreement dated as of April 9, 2015, by and among Enviva Partners, LP, Enviva Partners GP, LLC, Enviva, LP, Enviva GP, LLC, the subsidiaries of Enviva, LP party thereto, and Enviva Management, LLC

10.13*	—	Credit Agreement, dated as of April 9, 2015, among Enviva Partners, LP, as Borrower, the lenders party thereto, Barclays Bank as Administrative Agent and Collateral Agent, Barclays Bank, Citigroup Global Markets Inc., Goldman Sachs Bank USA and RBC Capital Markets, as Joint Bookrunners and Joint Lead Arrangers, and the Co-Syndication Agents and Co-Documentation Agents as set forth therein.

10.14***	—	Contribution Agreement between Enviva, LP and Enviva Wilmington Holdings, LLC, dated November 25, 2014

10.15***	—	Form of Biomass Purchase Agreement

Exhibit Number		Description

10.16***	—	Form of Southampton Terminal Services Agreement

10.17***	—	Terminal Services Agreement by and between Enviva Port of Chesapeake, LLC and Enviva Wilmington Holdings, LLC, dated November 24, 2014

10.18***	—	Form of License Agreement

10.19***	—	Form of Assignment, Assumption and Amendment Agreement (relating to employment agreements)

10.20***	—	Form of Phantom Unit Award Grant Notice and Award Agreement (time-based vesting for employees)

10.21***	—	Form of Phantom Unit Award Grant Notice and Award Agreement (performance-based vesting for employees)

10.22***	—	Form of Phantom Unit Award Grant Notice and Award Agreement (non-employee directors)

21.1***	—	List of Subsidiaries of Enviva Partners, LP

23.1**	—	Consent of KPMG LLP

23.2**	—	Consent of Hawkins Wright

23.3**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.4**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

23.5**	—	Consent of Carr, Riggs & Ingram L.L.C.

24.1***	—	Powers of Attorney (contained on page II-3)

99.1	—	[Reserved]

99.2***	—	Consent of John C. Bumgarner

99.3***	—	Consent of William K. Reilly

99.4***	—	Consent of Janet S. Wong

*	Filed herewith.
**	To be provided by amendment.
***	Previously filed